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                                                                     Exhibit 5.1

                          [COOLEY GODWARD LETTERHEAD]


July 24, 1998

American Technology Corporation
13114 Evening Creek Drive South
San Diego, CA 92128

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by American Technology Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 670,000 shares of the Company's Common Stock, $.00001 par value (the "Shares"), consisting of up to 500,000 shares of the Company's Common Stock pursuant to its 1997 Stock Option Plan (the "Plan") and 170,000 shares of the Company's Common Stock granted outside the Plan (the "Options").

In connection with this opinion, we have examined the Registration Statement, the Plan, the Options, your Certificate of Incorporation, as amended, and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Plan or the Options, as applicable, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.



Very truly yours,

COOLEY GODWARD LLP


By:/S/ JEREMY D. GLASER
   ____________________
    Jeremy D. Glaser